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                                                                 EXHIBIT 99.1


CONTACT:         Debra Catz Bannister
                 Vice President, Corporate Communications and Investor Relations (415) 562-1424

FOR  IMMEDIATE RELEASE

                     GENELABS ANNOUNCES PRELIMINARY RESULTS
                  OF FIRST PHASE III TRIAL OF GL701 FOR LUPUS

REDWOOD CITY, CALIF. - APRIL 25, 1997 - Genelabs Technologies, Inc. (NASDAQ:GNLB) said today that a treatment response was observed in a group of women with clinically active systemic lupus erythematosus (SLE), which constituted the majority of patients enrolled in the Company's first pivotal clinical trial for GL701 (DHEA). However, the study did not achieve statistical significance when all patients are included in the analysis, as an unexpectedly high response rate to placebo was observed among those patients with minimal or no disease activity at baseline. This Phase III trial was designed to show whether the use of GL701 in women with SLE would allow reduction in their steroid doses while maintaining stable or reduced disease activity. Preliminary analysis of patients stratified by baseline disease activity (SLEDAI - Systemic Lupus Erythematosus Disease Activity Index) indicates a positive trend favoring GL701 over placebo for patients with active disease.

         191 women with mild to moderate SLE, who were receiving daily doses of 10-30 mg of prednisone, were enrolled in this Phase III double- blind, placebo-controlled trial in 18 sites in the United States. Patients received either placebo or 100 mg or 200 mg of GL701 daily for seven to nine months. At enrollment, baseline SLEDAI scores were recorded for all patients, with scores ranging from 0 to 22 (0 indicating absence of recent disease activity) with a median of 4. During the study, steroid doses were required to be reduced at each visit according to the study protocol, provided a patient's SLEDAI score had not increased. Among those patients with baseline SLEDAI scores greater than 2 (approximately 72% of total patients), a clinically meaningful difference in the percent of responders (i.e., patients who achieved a sustained reduction of steroids to physiological levels) was observed between the 200 mg dose and placebo groups. No such difference between treatment groups was observed among patients with baseline SLEDAI scores of 2 or less. Preliminary results also indicate that GL701 was well tolerated in women with SLE. These safety results may not extrapolate to the general population because patients with SLE are believed to have abnormally low DHEA levels.
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GL701 Preliminary Phase III Results
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         This Phase III study, which is the first multi-center,
placebo-controlled clinical trial for a new investigational compound for SLE in more than 30 years, suggests that daily administration of 200 mg of GL701 allowed reduction of steroid doses in those women with active disease. Many SLE patients depend heavily on steroids such as prednisone to control their disease. While life-saving, prednisone is implicated in many of the serious complications lupus patients encounter, including premature atherosclerosis, osteoporosis and sometimes fatal infections. This Phase III study was designed to include steroid-dependent women with mild to moderate SLE. Traditionally, it has been believed that treatment with steroids is necessary to achieve and maintain low disease activity (i.e., low SLEDAI scores) in some patients. This study also suggests, for the first time, that women with low disease activity (SLEDAI scores of 0 to 2) may be able to reduce their steroid usage, as no difference in the percentage of responders was observed between the placebo and GL701 treatment groups for women with low disease activity.

         Further detailed analysis of the study is continuing, which will be discussed with the Food and Drug Administration (FDA). The Company will be working very closely with the FDA with respect to the clinical development program for GL701 going forward. A second Phase III study, to evaluate the use of GL701 for SLE using a different design and clinical endpoints, is ongoing. That trial, which was initiated by the Company in March 1996, is designed to determine whether GL701 can improve clinical outcome or disease symptoms in patients with SLE. It is anticipated that 300 women with SLE will receive either GL701 or placebo for 12 months. Approximately 75% of the study participants have been enrolled in 24 sites in the US.

         GL701, Genelabs' compound for SLE, is a pharmaceutical preparation that contains dehydroepiandrosterone (DHEA) as the active ingredient. DHEA is a naturally occurring hormone that is produced by the adrenal glands. Lupus patients generally have abnormally low levels of DHEA and studies have shown that hormonal influences may play a role in the development and progression of lupus.

         GL701 is manufactured for clinical testing under FDA regulations that govern the purity and content of drugs (current Good Manufacturing Practices). While the Company believes that DHEA is a drug that is subject to regulation and approval by the FDA, DHEA (or products claiming to include DHEA) is currently being marketed by others as a dietary supplement. Genelabs has retained the right to market GL701 in the US and expects to seek partners for development and marketing of GL701 in other parts of the world. A US patent for the use of GL701 in lupus patients to reduce concomitant steroid dosage has been granted and the Company is seeking additional, broader patent protection in the US.
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GL701 Preliminary Phase III Results
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         Genelabs Technologies, Inc. is a global biopharmaceutical and diagnostics company focused on gene-regulating drug discovery; infectious diseases including hepatitis; and immunological disorders including lupus. The lead research program is based on a proprietary enabling technology, MERLIN(TM), for creating gene-specific, small organic, DNA-binding molecules. Additional research efforts are underway in the area of genomics for the identification of novel immunomodulatory genes. Genelabs is located in Redwood City, California, with operations in Singapore, Taiwan and Geneva.

Statements concerning the Company's ongoing clinical trials and the FDA regulatory process are forward looking and are subject to a number of uncertainties that could cause actual results and outcomes to differ materially from the statements made, including risks associated with the uncertainties related to clinical trials and the FDA approval framework. Please see the information appearing under the caption "Risks Factors" in the Company's 1996 Form 10-K for certain information about risks associated with clinical trials, the Company's early stage development, the lack of assurance of regulatory approvals and other risks which may affect the Company. The Company does not undertake any obligation to update forward-looking statements.

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